Exhibit 99.1

TSX-V: MAI	NEWS RELEASE	NASD-OTCBB: MNEAF

MINERA ANDES/DEGERSTROM AGREEMENT

APPROVED BY TSX-VENTURE EXCHANGE; CORPORATION

EXPANDS TO NEW OFFICES

Spokane, WA – January 13, 2004 – Minera Andes Inc. (TSX-V: MAI and US OTC BB: MNEAF) (the “Corporation”) has received the required approval from the TSX Venture Exchange regarding an agreement with Minera Andes’ largest reported shareholder, N.A. Degerstrom, Inc. (“Degerstrom”).

This agreement dates from 1995 when Degerstrom’s Argentina properties, equipment and data were put into Minera Andes in exchange for common stock. As approved by the TSX, this operating agreement with Degerstrom has been terminated. Minera Andes has also purchased back a production bonus that would have required the issuance of 1,213,409 common shares to Degerstrom when a bankable feasibility study was completed for a property and a royalty of up to a 2 percent net smelter return on all properties. Minera Andes has paid Degerstrom US$500,000 to terminate the operating agreement and production bonus, and acquire the royalty. Minera Andes will also pay US$250,000 to Degerstrom should any Minera Andes property, other than the advanced-stage Huevos Verdes silver/gold property, reach a production decision within the next ten years.

Allen Ambrose, president of Minera Andes, said “This agreement is something that has been part of the Corporation since its inception and its acquisition prior to the anticipated mid-year production decision at the Huevos Verdes silver/gold property where a production bonus of 1,213,409 shares could be payable, makes sense. In addition, we have acquired the underlying royalty in the agreement that is on all properties as we prepare to drill-test a large copper/gold system in Argentina. Our agreement with Degerstrom reduces the number of shares that would otherwise be issued, and permits flexibility in how we deal with the projects in our exploration portfolio.”

Taking into account the transaction Degerstrom’s now beneficially owns 6,275,000 common shares (including direct and indirect holdings) of the Corporation, representing 10.5% of the issued and outstanding common shares of the Corporation. It no longer holds the Performance Right to acquire 1,213,409 Common Shares of the Corporation. At present Degerstrom has no intention to increase its holdings of securities of the Corporation.

A copy of the early warning report discussing this transaction can be obtained from the Corporation by contacting the number below.

Minera Andes Inc.	News Release 04-01 - Page 1

Separately, Minera Andes has moved to a new expanded office location. The address is:

Minera Andes Inc.

111 East Magnesium Rd., Ste. A

Spokane, WA 99208

Phone: (509) 921-7322

Fax: (509) 921-7325

E-mail: mineraandes@minandes.com

In addition, Minera Andes management plans to meet the public at the Cambridge House Vancouver Investment Conference and Cordilleran Roundup, both in Vancouver, B.C. in January; the Florida Money Show in Orlando, FL. in February; and the Prospectors and Developers Association of Canada convention in Toronto in March.

Minera Andes is a mining exploration corporation that is involved with approximately 10 projects on about 198,000 hectares (about 489,000 acres) of mineral exploration land in Argentina. The properties primarily contain gold, silver and copper mineralization targets. The Corporation is presently pursuing the further development of its co-owned gold/silver discovery property in Santa Cruz province, and is prospecting in other Argentine provinces. The Corporation presently has 59,740,865 issued and outstanding common shares.

For further information, please contact: Art Johnson at the Spokane office, or Krister A. Kottmeier, investor relations – Canada, at the Vancouver office. Visit our Web site: www.minandes.com.

Spokane Office	Vancouver Office
111 East Magnesium Rd., Ste. A	1000-355 Burrard Street
Spokane, WA 99208 USA	Vancouver, B.C. V6C 2G8
Phone: (509) 921-7322	Phone: (604) 689-7017; 877-689-7018
E-mail: mineraandes@minandes.com	E-mail: ircanada@minandes.com

FORWARD-LOOKING STATEMENT – Although Minera Andes believes many of its properties have promising potential, its properties are in the early stages of exploration. None have yet been shown to contain proven or probable mineral reserves. There can be no assurance that such reserves will be identified on any property, or that, if identified, mineralization may be economically extracted. The Corporation’s results will be subject to known and unknown risks and uncertainties that may cause the Corporation’s actual results to in future periods to differ materially from forecasted or anticipated results. Among those factors which could cause actual results to differ materially are the following: the risks inherent in mineral exploration and the mining industry, the Corporation’s needs for additional capital, and other risk factors listed from time to time in the Corporation’s SEC reports.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

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